Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 426(b) under the Securities Act of 1933, as amended, of our report dated March 16, 2020, relating to the consolidated financial statements of Akero Therapeutics, Inc. appearing in the Annual Report on Form 10-K of Akero Therapeutics, Inc. for the year ended December 31, 2019, which is incorporated by reference in the Registration Statement on Form S-1 (No. 333-239685). We also consent to the reference to us under the heading "Experts" in the Registration Statement on Form S-1 (No. 333-239685) incorporated by reference in this Registration Statement on Form S-1.

/s/ Deloitte & Touche LLP

Parsippany, NJ

July 7, 2020